Exhibit 99
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                                  Press Release
                                  For Release, Tuesday, October 16, 2001


            PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES QUARTERLY
             EARNINGS, DIVIDEND INCREASE AND FIFTH STOCK REPURCHASE
                                     PROGRAM

Douglas Stewart, President of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association, announced today the Company's first quarter earnings for the fiscal year ending June 30, 2002.

Net income for the three month period ended September 30, 2001 was $138,000, or $0.10 basic and diluted earnings per share. This compares to $162,000, or $0.11 basic and diluted earnings per share for the same period ended September 30, 2000. The decrease in net income was directly related to the cost of personnel and operations of our new in-store Wal-Mart office which opened June 20, 2001. Assets increased $3.1 million during the quarter as loan demand remained strong. Deposits also increased $3.2 million, reaching $94.5 million at September 30, 2001.

At their regular meeting on October 12, the Board of Directors declared a 12% increase in the quarterly dividend. A dividend of $0.09 per share will be paid to shareholders of record as of October 31, 2001, with a payable date of November 15, 2001. This represents the eighteenth consecutive quarterly dividend paid to shareholders and the third increase since becoming a public company in 1997. Total shares outstanding as of September 30, 2001 were 1,501,546.

Stewart also announced that the Company recently completed its fourth stock repurchase program by purchasing 78,915 shares in the open market. In addition, the Board of Directors authorized the commencement of the Company's fifth buyback program. A total of 74,800 shares will be purchased in the open market as conditions permit over the next twelve months.

Peoples-Sidney Financial Corporation is the parent company of Peoples Federal Savings and Loan Association with offices in Sidney, Anna, and Jackson Center, Ohio. At September 30, 2001 assets totaled $137.4 million, with shareholders' equity of $17.2 million.